AMENDMENT TO INVESTMENT ADVISORY AGREEMENT FOR SUBADVISER

HARBOR BOND FUND

This Amendment to Investment Advisory Agreement for Subadviser Harbor Bond Fund (the “Amendment”) is made as of October 1, 2019 (the “Amendment Effective Date”, among Harbor Capital Advisors, Inc. (“Adviser”), Harbor Funds (the “Trust” ” and collectively with the Adviser, “we”) on behalf of Harbor Bond Fund (the “Fund), and Pacific Investment Management Company LLC (“PIMCO”, “Subadviser” or “you” and collectively with the Adviser and the Trust, the “Parties”) to the Investment Advisory Agreement for Subadviser Harbor Bond Fund dated July 1, 2013 (as amended, the “Agreement”). All capitalized terms used in the Amendment and not defined herein shall have the same meaning ascribed to them in the Agreement.

WHEREAS, the Parties desire to amend the Agreement to reflect the delegation to the Subadviser of responsibility for proxy administration and the exercise of voting rights with respect to the securities and other investments held in the portion of assets of Harbor Bond Fund managed by the Subadviser;

NOW, THEREFORE, the Parties agree as follows:

1.	Section 2 (Advisory Services) of the Agreement is hereby deleted as of the Amendment Effective Date and replaced in its entirety as follows:

2. Advisory Services. You will regularly provide the Fund with advice concerning the investment management of that portion of the Fund’s portfolio which the Board of Trustees determines to allocate to you from time to time, which advice shall be consistent with the investment objectives and policies of the Fund as set forth in the Fund’s Prospectus and Statement of Additional Information and any investment guidelines or other instructions received in writing from the Adviser. The Board of Trustees or the Adviser may, from time to time, make additions to and withdrawals from the assets of the Fund allocated to you. You will determine what securities shall be purchased for such portion of the Fund’s assets, what securities shall be held or sold, and what portion of such assets shall be held uninvested, subject always to the applicable provisions of the Trust’s Declaration of Trust and By-Laws and the Investment Company Act and to the investment objective, policies and restrictions (including, without limitation, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) for qualification as a regulated investment company) of the Fund, as each of the same shall be from time to time in effect as set forth in the Fund’s Prospectus and Statement of Additional Information, or any investment guidelines or other instructions received in writing from the Adviser, and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish and deliver to you. In accordance with paragraph 5 of the Agreement, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities with brokers or dealers selected by you for that portion of the Fund’s assets for which you serve as sub-investment adviser.

The Adviser shall provide you with written statements of the Declaration of Trust; the By-laws; the Fund’s investment objectives and policies; the Prospectus and Statement of Additional Information and instructions, as in effect from time to time; and you shall have no responsibility for actions taken in reliance on any such documents. You will conform your conduct to, and will ensure that your management of the portion of the Fund’s assets allocated to you complies with, the Investment Company Act and all rules and regulations thereunder, the requirements for qualification of the Fund as a regulated investment company under Subchapter M of the Code, all other applicable federal and state laws and regulations and with the provisions of the Fund’s Registration Statement as amended or supplemented under the Securities Act of 1933, as amended, and the Investment Company Act.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund or of the Adviser. You will make your officers and employees available to meet with the Trust’s officers and Trustees at least quarterly on due notice to review the investments and investment program of the portion of the Fund’s assets allocated to you in the light of current and prospective economic and market conditions.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees who may also be a trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association.

The Board has delegated to you discretionary authority to exercise voting rights with respect to all proxies solicited by or with respect to the issuers of securities and other investments in the portion of the assets of the Fund managed by you. You shall be responsible for the administration of the proxy voting process and exercise these voting rights or refrain from voting in accordance with your then-current proxy voting policy, procedures and/or guidelines (collectively, your “proxy voting policy”), a summary of which will be provided to us from time to time upon request and based on the best interests of the Fund’s shareholders. You agree to provide the Adviser with such information as the Adviser shall reasonably request for the purpose of assessing the adequacy of your proxy voting policy and agree to notify the Adviser promptly upon detection of any material breach of your proxy voting policy relating to that portion of the Fund’s assets allocated to you. You are authorized to instruct the Fund’s custodian as necessary in order for you to receive proxies and shareholder communications relating to securities held in the portion of the Fund’s assets managed by you. You will maintain appropriate records detailing your voting of proxies on behalf of the Fund and, upon the Adviser’s reasonable request, will provide a report setting forth the names of the issuers, proposals voted on, how the Fund’s shares were voted and your resolution of any conflicts of interest.

You may also receive information concerning assets held by the Fund, including without limitation, conversion rights, subscription rights, warrants, options, pendency of calls, maturities of securities, expiration of rights, tender or exchange offers, or any other right or power requiring a discretionary decision by you. With respect to assets other than publicly traded equity securities, you shall, when in the best interests of the Fund, exercise such rights and/or powers. Additionally, you may receive and take action with respect to debt restructurings, reorganizations, refinancings or similar events with respect to securities or loans held in the Fund’s portfolio, and may receive and take action with respect to proxies for private equity securities. Subadviser will use commercially reasonable efforts to take the actions set forth hereinabove within the time frame prescribed by the custodian or other agent of the Fund. Subadviser will not file class action claim forms or otherwise exercise any rights the we may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Fund, unless the Parties mutually agree in writing that the Subadviser may take any such action.

2.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Commencing on the Amendment Effective Date, all references to the defined term the “Agreement” shall be deemed to be references to the Agreement as amended hereby.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the first date above written.

HARBOR FUNDS ON BEHALF OF Harbor Bond Fund	PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	By:

Name: Charles F. McCain	Name:

Title: Chairman and President	Title:

HARBOR CAPITAL ADVISORS, INC.

By:

Name: Erik D. Ojala

Title: Executive Vice President